Exhibit 99(a)(1)(iv)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

Cole Credit Property Trust, Inc.
for
$7.25 Net Per Share
by

Desert Acquisition, Inc.
a wholly-owned subsidiary of

American Realty Capital Properties, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, APRIL 25, 2014
(WHICH IS THE END OF THE DAY ON APRIL 25, 2014),
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated March 31, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal (The “Letter of Transmittal,” which, together with the Offer to Purchase, as they may be amended or supplemented, contain the terms of the Offer) in connection with the offer by Desert Acquisition, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of American Realty Capital Properties, Inc., a Maryland corporation (“ARCP”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Cole Credit Property Trust, Inc., a Maryland corporation (“CCPT”), for a purchase price per share of $7.25 (the “Offer Price”), in cash net to the seller, without any interest, and subject to any required withholding taxes. Also enclosed is CCPT’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of shares of CCPT common stock that we hold for your account. A tender of those shares can be made only by us as the holder of record and in accordance with your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the shares that we hold for your account.

Please instruct us as to whether you wish us to tender in response to the Offer any or all of the CCPT common stock we are holding for your account.

Your attention is directed to the following:

1.  The price paid in the Offer is the Offer Price per share in cash, without interest.

2.  The Offer is being made for all outstanding shares of CCPT common stock.

3.  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 17, 2014, by and among ARCP, Merger Sub and CCPT (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the purchase of the shares of CCPT common stock that are validly tendered in response to the Offer and not validly withdrawn, CCPT will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation. Each share of CCPT common stock that is outstanding immediately before the effective time of the Merger (other than shares owned by ARCP, ARCP’s subsidiaries and CCPT’s wholly-owned subsidiaries) will, by virtue of the Merger, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes, as described in the Offer to Purchase.

4.  CCPT’s board of directors unanimously (i) authorized the execution and delivery of the Merger Agreement and declared advisable the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that if approval of the Merger by the CCPT stockholders is required by applicable law, the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at a meeting of the CCPT stockholders and (iii) resolved to recommend that the CCPT stockholders accept the Offer, tender their shares of CCPT common stock pursuant to the Offer and, if required by applicable law, vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement.

5.  The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, April 25, 2014 (which is the end of the day on April 25, 2014), unless the Offer is extended by Merger Sub (the expiration of the Offer, as it may be extended, being the “Expiration Date”).

6.  There is no financing condition to the Offer. One condition to the Offer is that at least the number of shares that are validly tendered and not validly withdrawn, together with the shares of CCPT common stock already beneficially owned by ARCP and Merger Sub (if any), represents at least a majority of the shares of CCPT common stock outstanding as of immediately prior to the Expiration Time (the “Minimum Tender Condition”). The Minimum Tender Condition cannot be waived, and therefore, unless it is satisfied, Merger Sub will not purchase any shares that are validly tendered. There are also a number of other conditions to Merger Sub’s obligation to purchase CCPT common stock is validly tendered in response to the Offer, including the condition that a legal opinion from CCPT’s counsel as to CCPT’s status as a real estate investment trust for federal income tax purposes shall have been delivered to ARCP, which, in addition to the Minimum Tender Condition, cannot be waived. Merger Sub has the right to waive any of the other conditions. These conditions and the principal terms of the Offer are described in the Offer to Purchase.

7.  Your tender of shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or other tax laws. Any stock transfer taxes applicable to the sale of CCPT common stock to Merger Sub in response to the Offer will be paid by Merger Sub, except as otherwise set forth in Instruction 4 to the Letter of Transmittal. If you are a U.S. holder (as defined in the Offer to Purchase in the section entitled “The Offer — Certain Material U.S. Federal Income Tax Consequences”), you may be subject to backup withholding at the applicable statutory rate, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 to the Letter of Transmittal.

If you wish to have us tender any or all of your CCPT common stock, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your shares, we will tender all the shares of CCPT common stock we are holding for your account unless you specify on the instruction form that we should tender only a specified number of shares. Your instructions should be forwarded to us in ample time to permit us to tender shares on your behalf by the Expiration Date.

Payment for validly tendered shares will, in all cases, be made only after the shares are accepted by Merger Sub for payment pursuant to the Offer and the timely receipt by DST Systems, Inc. (in such capacity, the “Depositary”) of a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for shares.

Merger Sub is not aware of any jurisdiction in which the making of the Offer or the tender of CCPT common stock in response to the Offer would not be in compliance with applicable laws. If Merger Sub becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, ARCP and Merger Sub will make a good faith effort to comply with that law. If, after a good faith effort, Merger Sub cannot comply with any such law, Merger Sub will not make the Offer to (and will not accept tenders from) holders of CCPT common stock who reside in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub a broker or dealer licensed under the laws of that jurisdiction.

Instructions Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

Cole Credit Property Trust, Inc.
for
$7.25 Net Per Share
by

Desert Acquisition, Inc.
a wholly-owned subsidiary of

American Realty Capital Properties, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 31, 2014 (the “Offer to Purchase”) and related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, contain the terms of the Offer) in connection with the offer by Desert Acquisition, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of American Realty Capital Properties, Inc., a Maryland corporation (“ARCP”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Cole Credit Property Trust, Inc., a Maryland corporation (“CCPT”), for a purchase price per share of $7.25, in cash net to the seller, without any interest, and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This is to instruct you to tender the number of shares of CCPT common stock indicated below (or if no number is indicated below, all the shares) that you are holding for the account of the undersigned, for purchase by Merger Sub upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal that have been furnished to the undersigned.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any shares of CCPT common stock submitted on behalf of the undersigned to DST Systems, Inc. (in such capacity, the “Depositary”) will be determined by ARCP in its sole and absolute discretion (provided that ARCP may delegate that power in whole or in part to the Depositary for the Offer).

Dated: March 31, 2014

Number of Shares to be Tendered:

Number of Shares*

SIGN HERE

Dated              , 2014

Signature(s)

Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all shares held for the undersigned’s account are to be tendered.